                                                                      EXHIBIT 12



                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                                      NINE
                                  MONTHS ENDED                 YEAR ENDED DECEMBER 31
                                 SEPTEMBER 30,  -----------------------------------------------------
                                      1997          1996          1995         1994          1993
                                 -------------  ------------  ------------  -----------  ------------
Fixed charges                         $453,181      $598,312      $584,137     $474,844      $491,076
Preferred stock dividends               19,934        36,356        39,334       38,876        38,592
                                      --------      --------      --------     --------      --------
Combined fixed charges and
  preferred stock dividends            473,115       634,668       623,471      513,720       529,668
Net income                             118,926       127,228        77,359       85,579        94,256
                                      --------      --------      --------     --------      --------
    Total                             $592,041      $761,896      $700,830     $599,299      $623,924
                                      ========      ========      ========     ========      ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                       1.25:1        1.20:1        1.12:1       1.17:1        1.18:1
                                      ========      ========      ========     ========      ========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):


                                     NINE
                                 MONTHS ENDED                  YEAR ENDED DECEMBER 31
                                 SEPTEMBER 30,  ----------------------------------------------------
                                     1997           1996         1995         1994          1993
                                --------------  ------------  -----------  -----------  ------------
Fixed charges                         $249,954      $283,974     $223,751     $139,188      $ 80,923
Preferred stock dividends               19,934        36,356       39,334       38,876        38,592
                                      --------      --------     --------     --------      --------
Combined fixed charges and
  preferred stock dividends            269,888       320,330      263,085      178,064       119,515
Net income                             118,926       127,228       77,359       85,579        94,256
                                      --------      --------     --------     --------      --------
    Total                             $388,814      $447,558     $340,444     $263,643      $213,771
                                      ========      ========     ========     ========      ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                       1.44:1        1.40:1       1.29:1       1.48:1        1.79:1
                                      ========      ========     ========     ========      ========